Exhibit 10.3
FORM OF
AMENDMENT TO
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (“Amendment”) is entered into as of the 31st day of December, 2008 (the “Effective Date”), by and between Teledyne Technologies Incorporated, a Delaware corporation (hereinafter referred to as the “Company”), and __________________, an individual residing at the address set forth on the signature page of this Agreement (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company (the “Board”) approved the Company entering into an agreement in [_______] between the Company and the Executive providing for certain severance protection for the Executive following a Change in Control (the “Change in Control Agreement”) for the purposes stated in the Change in Control Agreement;
     WHEREAS, subsequent to the effective date of the Change in Control Agreement, Section 409A was added to the Code and regulations under section 409A of the Code were published and became effective which could cause adverse tax consequences to the Executive if severance payments are made under the Change in Control Agreement in its current form; and
     WHEREAS, by this Amendment, the Company and the Executive intend to cause the Change in Control Agreement, as amended hereby, to comply with Section 409A of the Code.
     NOW, THEREFORE, to assure that Section 409A of the Code and the regulations published thereunder shall not cause the Executive to be subject to an additional 20% federal income tax on amounts paid under the Change in Control Agreement, to induce the Executive to remain in the employ of the Company, and for good and valuable consideration and the mutual covenants set forth herein, the Company and the Executive, intending to be legally bound, agree as follows:
Article I. Definitions
     The initially capitalized terms in the Change in Control Agreement shall have the meanings ascribed thereto in this Amendment and those definitions shall be supplemented by the following terms and shall have the meanings set forth below when the initial letter of the word or abbreviation is capitalized:
          (a) “409A Payment Date” shall mean the date which is six months and one day after the Effective Date of Termination. In no event shall the 409A Payment Date be after the later of (i) the last day of the calendar year in which such six-month dates occurs or (ii) 2 1/2 months after the occurrence of the six-month date. If the Change in Control Agreement specifies that payments are to be made in instalments, the initial payment shall be equal to six times the monthly amount otherwise due and the next and each subsequent monthly payment shall be equal to one times the monthly amount otherwise due
          (b) “RSAP” means the Company’s Restricted Stock Award Program.
          (c) “Separation from Service” means the cessation of Employment of the Executive or the cessation of an independent contractor relationship between the Company and the Executive (in each case to the level of interaction then permitted under regulations issued pursuant to Section 409A of the Code) or the Executive’s death, or Disability.
Article II. Severance Benefits
     2.1 Effect of Amendment. Except as specifically set forth in this Amendment, all terms and conditions of the Change in Control Agreement shall remain in full force and effect. This Amendment is intended to change the rights and obligations of the parties only to the extent necessary to cause the Change in Control Agreement, as amended hereby, to comply with Section 409A of the Code and the regulations issued thereunder. Without limiting the foregoing, the Company’s obligations to pay under the facts and circumstances set forth under the Change in Control Agreement remain absolute and unchanged, except as specifically set forth herein.
Article III. Specific Changes to Article II of the Change in Control Agreement.
     3.1 Section 2.1 of the Change in Control Agreement is amended in its entirety to read as follows:
     “Right to Severance Benefits. The Executive shall be entitled to receive from the Company severance benefits described in Section 2.2 of the Change in Control Agreement (collectively, the “Severance Benefits”) if a Change in Control shall occur and within twenty-four (24) months after the Change in Control either of the following shall occur:
          (a) the Executive has a Separation from Service with the Company without Cause; or
          (b) the Executive has a voluntary Separation from Service with the Company for Good Reason.”
     3.2 RSAP. Article II of the Change in Control Agreement is supplemented by adding a new Section at the end thereof to make provision for the RSAP, which was adopted after the execution of the Change in Control Agreement to read as follows:
          “In the event of entitlement to a Severance Benefit, all forfeiture restrictions on all restricted shares of Company stock granted to the Executive under the Company’s RSAP shall lapse on the 409A Payment Date and all shares of restricted Company stock shall vest on the 409A Payment Date. All of the foregoing previously unvested shares may be sold by the Executive free of any Company restrictions, whatsoever, but subject to applicable state and federal securities laws.”

Article IV. General Modification of Payment and Delivery Times
     4.1 No Payments or Delivery of Benefits Prior to 409A Payment Date. Notwithstanding any other provision of the Change in Control Agreement, no Severance Benefits under Section 2.2 of the Change in Control Agreement shall be paid, commence to be paid or provided until the 409A Payment Date and no vesting of Stock Options under Section 2.3 of the Change in Control Agreement shall occur until the 409A Payment Date.
Article V. Interpretation
     5.1. Section 409A.
     (a) CONSTRUCTION AND INTERPRETATION. The Change in Control Agreement and this Amendment shall be construed and interpreted in a manner so as not to trigger adverse tax consequences under Section 409A of the Code and the rulings and regulations issued thereunder. The Company may amend this Agreement in any manner necessary to comply with Section 409A of the Code or any successor law, without the consent of the Executive. Furthermore, to the extent necessary to comply with Section 409A of the Code, the payment terms for any of the payments or benefits payable hereunder may be delayed without the Executive’s consent to comply with Section 409A of the Code.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TELEDYNE TECHNOLOGIES INCORPORATED
By:

Name:

Title:

EXECUTIVE

Date: